Exhibit 10(i)

WD-40 COMPANY

2016 STOCK INCENTIVE PLAN

FY 20__ PERFORMANCE SHARE UNIT RESTRICTED STOCK AWARD GRANT NOTICE AND ACCEPTANCE

Maximum Number of PSU Shares:  The “Vest Quantity” Shown Above

Performance Measurement Year End:  August 31, 20__

Vesting Date:  August 31, 2021, Subject to Compensation Committee Certification of Performance Achievement

Settlement Date:    Not Later Than the “Vest Date” Shown Above (See Award Agreement)

Agreement Date:  October 12, 2020

FY 20__ PERFORMANCE SHARE UNIT AWARD AGREEMENT

Pursuant to your Performance Share Unit Restricted Stock Award Grant Notice and Acceptance (“Grant Notice”) and this Performance Share Unit Award Agreement (“Agreement”), WD-40 Company, a Delaware corporation, (the “Company”) has awarded to you Performance Share Units (“PSUs”) under the WD-40 Company 2016 Stock Incentive Plan (the “Plan”) with respect to the “Maximum  Number” of shares of the Company’s Common Stock indicated in your Grant Notice.  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your PSUs are as follows:

1. Number of Shares.    The number of Shares to be issued to you upon settlement of your PSUs (your “PSU Shares”) as referenced in your Grant Notice will be determined under the performance vesting provisions in Paragraph 3  of this Agreement equal to a percentage (the “Applicable Percentage”) of the Maximum Number of PSU Shares set forth in your Grant Notice.  The Maximum Number of PSUs prior to performance vesting, or the resulting number of PSU Shares determined upon performance vesting, may be adjusted from time to time upon changes in capitalization of the Company pursuant to Section 18 of the Plan.

2. No Payment of Dividend Equivalents.  Dividend Equivalents are not payable with respect to your PSUs.  Upon issuance of your PSU Shares as provided for herein, you will then be entitled to receive dividends as and when declared upon the Shares by the Company.

3. Performance Vesting.  Your PSUs vest following a performance measurement period of one year that is the current fiscal year of the Company (the “Measurement Year”).  Following the conclusion of the Measurement Year, the Committee shall meet, either at its regularly scheduled quarterly meeting or at a special meeting of the Committee called prior to the Company’s release of its annual earnings for the Measurement Year, to certify achievement of the performance measure set forth on Exhibit A attached hereto and the Applicable Percentage of the Maximum Number of PSUs that have vested as of the last day of the Measurement Year (your “Vested PSUs”).   Except as otherwise provided for herein with respect to pro-rata vesting upon retirement or in the event of your termination of employment by reason of death or disability, your PSUs will be forfeited if your employment with the Company or a Subsidiary is terminated for any reason (“Termination of Employment”), including resignation or termination by the Company or a  Subsidiary prior to August 31 of the Measurement Year.  In the event of your Termination of Employment by reason of your death, disability or Retirement (as hereinafter defined),  your PSUs will vest on a pro-rata monthly basis, including full credit for partial months elapsed through the effective date of your Termination of Employment,  effective as of the last day of the Measurement Year and subject to the Committee’s certification of achievement of the performance measure and determination of the

Applicable Percentage. If applicable for such pro-rata vesting, the Maximum Number of PSU Shares will be adjusted according to the pro-rata portion of the Measurement Year for which you were employed. “Retirement”, for purposes of this Agreement, means Termination of Employment (for any reason other than termination by the Company or a Subsidiary for Cause): (i) after attainment of age sixty-five (65), or (ii) after attainment of age fifty-five  (55) provided that you have been in Continuous Service with the Company or a Subsidiary for not less than ten (10) years. In the event of your Termination of Employment prior to Retirement by reason of your voluntary resignation or termination by the Company or a Subsidiary for reasons other than Cause, the Committee shall have discretion to provide for pro-rata vesting as provided for hereinabove.

4. Change in Control Vesting.  Except as provided for herein, the provisions of Section 19 of the Plan shall apply to your PSUs in the event of a Change in Control of the Company (as defined in the Plan).  For purposes of applying Section 19(a)(iii) of the Plan, in the event of a Change in Control prior to the end of the Measurement Year, a proportionate amount (based on the pro-rata monthly vesting) of 50% of the of the Maximum Number of PSUs shall be treated as equivalent Restricted Stock Units having a Period of Restriction ending on the Settlement Date, subject to Section 5 of the Change of Control Severance Agreement with the Company as applicable for Executive Officers, or subject to Section 19(a)(ii) of the Plan as applicable to other employees.  Subject to the provisions of Paragraphs 8 and 11 of this Agreement, you will be entitled to receive your vested PSU Shares thirty (30) days following the date of the Change in Control.  If a Change in Control occurs after the end of the Measurement Year, but before the Committee has certified achievement of the performance measure, and you were employed by the Company on the date of the Change in Control, you will have the right, on the Settlement Date, to receive your vested PSU Shares or the dollar value equivalent thereof, at the Company’s option, determined in accordance with the vesting provisions of Section 3 of this Agreement.  For purposes of the preceding sentence, the Settlement Date shall be deemed to be the date three (3) business days following the date on which the company that survives the Change in Control publicly or privately issues audited financial statements that include results of the Company’s Measurement Year, but in no event shall the Settlement Date be later than ninety (90) days following the end of the Measurement Year.

5. Delivery of Restricted Stock upon Performance Vesting.    Your Vested PSUs shall be settled solely in an equivalent number of Shares of Restricted Stock (as defined in Section 6 below) as of the earlier of the date that is the 3rd business day following the Company’s public release of its annual earnings for the Measurement Year or November 15 of the fiscal year immediately following the Measurement Year (the “Settlement Date”). Upon settlement of your Vested PSUs, the Applicable Percentage of the Target Number of PSU Shares shall be settled solely in an equivalent number of Shares of Restricted Stock. Subject to the provisions of Paragraphs 7, 8 and 11 of this Agreement, the Restricted Stock shall be issued and delivered to you or to your designated Beneficiary (as hereinafter defined) on the Settlement Date.  Issuance of the PSU Shares may not be accelerated, deferred or otherwise claimed by you for any reason or at any time other than upon the Settlement Date or otherwise as provided for herein.

6. Restricted Stock.  Your Vested PSUs shall be settled upon issuance of PSU Shares that are restricted until your Termination of Employment (“Restricted Stock”). During such period of restriction, the Restricted Stock may not be sold or disposed of. In the event the Company proposes to merge or consolidate with another corporation or to sell or dispose of its assets and business or to dissolve, the restrictions upon resale of your Restricted Stock shall be removed as of the closing or expiration of such transaction so that the Restricted Stock may be tendered for acceptance of any cash or exchange offer made in connection with such transaction. Each share certificate representing Restricted Stock shall bear the following restrictive endorsements which may be removed at such time as the restrictions have expired and provided that counsel for the Company has issued an opinion that the Restricted Stock may be transferred free of restrictions imposed by the Securities Act of 1933 or the securities laws of any state or any other law regulating the issuance of securities:

 “The shares represented by this certificate are subject to transfer restrictions in accordance with the terms of a Performance Share Unit Restricted Stock Award Agreement dated October 12, 2020, a copy of which may be obtained without charge by written request delivered to the Corporation.”

7. Six Month Delay in Issuance of Shares on Termination of Employment for Certain Officers.  If, at the time of your Retirement or other Termination of Employment (other than by reason of your death) prior to the vesting of your PSU Shares, you are a “specified employee” as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended, subject to the provisions of Paragraphs 8 and 11 of this Agreement, the Restricted Stock to be issued to you as provided for in Paragraphs 4 or 5 above shall be issued and delivered to you or to your designated Beneficiary (as hereinafter defined) no earlier than six (6) months following the day after the effective date of your Termination of Employment.

8. Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, your PSU Shares may not be issued unless the PSU Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such Shares are not then so registered, the Committee or the Board has determined that such issuance would be exempt from the registration requirements of the Securities Act.  The issuance of your PSU Shares must also comply with other applicable laws and regulations governing your PSU Shares, and the issuance of your PSU Shares may be delayed if the Committee or the Board determines that such issuance would not be in material compliance with such laws and regulations,  provided that issuance of the PSU Shares shall be completed as soon as reasonably practicable following the first date on which the Company anticipates or should reasonably anticipate that issuing the PSU Shares would not cause a violation.

9. Transferability.  Your PSUs are not transferable, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party (your “Beneficiary”) who, in the event of your death, shall then be entitled to receive the PSU Shares payable as of the date of your death, if any.

10. Agreement Not a Service Contract or Obligation to Continue Service.   This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or Subsidiary as an employee for any period of time.  In addition, nothing in this Agreement shall obligate the Company or a Subsidiary to continue your employment for any period of time.

11. Satisfaction of Tax Withholding Obligations.

(a) At the time of issuance of your PSU Shares or earlier, if applicable, to the extent required by law or applicable regulation,  the Company shall withhold from the PSU Shares otherwise issuable to you a number of whole Shares having a Fair Market Value as of the Settlement Date, or earlier, if applicable, equal to the minimum amount of taxes required to be withheld by law.  The Fair Market Value of the withheld whole number of PSU Shares that is in excess of the minimum amount of taxes required to be withheld shall be added to the deposit for your U.S. federal income tax withholding or, if you are an international taxpayer, such amount shall be added to the largest deposit of withheld tax required to be made by the Company or a Subsidiary on your behalf.

(b) Your  PSU Shares may not be issued unless the tax withholding obligations of the Company or Subsidiary, if any, are satisfied.  Accordingly, the PSU Shares may not be issued within the time specified in Paragraphs 4 or 5 above and the Company shall have no obligation to issue a certificate for such Shares until such tax withholding obligations are satisfied or otherwise provided for.  Upon notice of the requirement for recovery from you of any amount due as a tax withholding obligation, you agree to promptly remit to the Company or Subsidiary the full amount due. Notwithstanding the foregoing, in no event will the PSU Shares be issued later than March 15th of the calendar year following the end of the Measurement Year.

12. Notices.   Any notices provided for in the Plan or this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13. Governing Plan Document.   This Agreement is subject to all the provisions of the Plan, the provisions of which are incorporated by reference in this Agreement.  This Agreement is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as specifically provided for herein, in the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

END OF PERFORMANCE SHARE UNIT AGREEMENT

(Refer to PSU Award Grant Notice and Acceptance for Specific Grant Information)

EXHIBIT A

PERFORMANCE VESTING

In accordance with Paragraph 3  of the Performance Share Unit Award Agreement, the PSUs shall vest with respect to the Applicable Percentage of the Maximum Number of PSU Shares set forth in the following table,  based on relative achievement within an established performance measure range of the Company’s reported earnings before interest, income taxes,  depreciation (in operating departments) and amortization computed on a consolidated basis (“Global EBITDA”) for the Measurement Year, before deduction of the stock-based compensation expense for the Vested PSUs awarded to all Plan participants for the Measurement Year and excluding other non-operating income and expense amounts (“Adjusted Global EBITDA”) .

Adjusted Global EBITDA	Applicable Percentage
> $	100%
$100%
$5%
< $	0%
$*	0%

* Implied zero percentage achievement level.

The Applicable Percentage will be determined on a straight-line sliding scale from the implied zero percentage achievement level to the maximum 100% Applicable Percentage achievement level but the Applicable Percentage shall not be less than 5%.   For purposes of determining the Applicable Percentage,  the calculated percentage is to be rounded to the nearest tenth of one percent and rounded upward from the midpoint.    The number of Vested PSUs is to be rounded to the nearest whole unit and rounded upward from the midpoint.

For purposes of computing Global EBITDA the Company’s earnings are to be determined in accordance with the Company’s then applicable Generally Accepted Accounting Principles (currently U.S. GAAP) subject to such adjustments approved by the Committee or the Board at the time the Adjusted Global EBITDA amounts in the table above were approved.

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